COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS
FOR THE 2009 FIRST QUARTER

OKLAHOMA CITY, Oklahoma…May 11, 2009… LSB Industries, Inc. (NYSE: LXU) announced today net income available to common shareholders for the first quarter of 2009 of $11.4 million ($0.51 per diluted share), up from $10.6 million ($0.46 per diluted share) in the same period in 2008.

First Quarter 2009 Financial Highlights Compared to First Quarter 2008:

▪	Net sales were $150.2 million, a 6.4% decline from $160.5 million;
▪	Operating income was $19.4 million compared to $19.3 million;
▪	Net income rose 7.7% to $11.7 million from $10.9 million;
▪	Net income applicable to common shareholders increased 7.9% to $11.4 million from $10.6 million;
▪	Diluted earnings per common share rose to $0.51 from $0.46.

Items Affecting Comparability of First Quarter 2009 Results to First Quarter 2008:

The first quarter 2009 gross profit includes:
•	Climate Control Business gains on copper hedging contracts of $.5 million compared to $2.6 million in the same quarter last year;
•	$2.5 million profit margin on Chemical Business sales in excess of current market prices due to firm sales price commitments made in 2008, when prices were higher than in 2009;
•	$2.2 million from the recovery of precious metals used in the Chemical Business as catalysts;
•	Chemical Business losses on natural gas and ammonia hedge contracts of $1.6 million compared to gains of $.6 million in the 2008 quarter.

Chemical Business 2009 operating income below the gross profit line was reduced by expenses of $2.0 million compared to $.4 million in the same period last year associated with the start-up of the Pryor Facility.

Also included in the 2009 pre-tax income, is a gain of $1.3 million from extinguishment of debt, as a result of acquiring $5.7 million of our Debentures Due 2012, below face value.

LSB Industries, Inc. News Release                                                                                                                                          Page 2
May 11, 2009

Review of First Quarter Results:

Climate Control Business –
Net sales for the Climate Control Business totaled $72.0 million, an 8.6% increase over the first quarter of 2008 primarily due to increases in sales of geothermal and water source heat pumps, offset by a decline in sales of hydronic fan coils and other Climate Control products.  The outstanding performer during the quarter were residential geothermal heat pumps, with sales and new order bookings that were higher than the first quarter of 2008.

The gross margin of the Climate Control Business was 31.1%, down from 32.5% in the same period last year.  However, eliminating the copper hedge gains discussed above from both periods, the gross profit increased in the first quarter 2009 compared to the first quarter 2008.  As noted above, the gross margin benefit from gains on copper hedging contracts was $.5 million in 2009, compared to $2.6 million in 2008.

Segment operating income declined 3.7% from the same period in 2008.  Again, the period-over period decline was due to higher copper hedging gains in the 2008 first quarter.  Without those hedging gains in both periods, our operating profit would have improved in the first quarter 2009 from the first quarter of 2008.

In addition to the difference in copper hedging gains in the two periods, during the 2009 first quarter, sales expenses were higher than the first quarter of 2008 due to increased sales and marketing personnel, primarily focused on our geothermal heat pumps.

Bookings of new product orders during the first quarter were $54.9 million, a 22% decline from the first quarter of 2008.  Lower bookings were generally due to the lower level of commercial construction activity, caused by the recession, offset partially by increased order levels for residential geothermal heat pumps.

At March 31, 2009, the backlog of product orders was $56.8 million compared to $68.5 million at December 31, 2008.

Chemical Business –
Net sales for the Chemical Business totaled $74.5 million, an 18.5% decline from the first quarter of 2008.  The decrease in sales was primarily due to decreases in the selling prices of Chemical Business products, caused by the steep decline in worldwide commodity prices, coupled with lower tons shipped of urea ammonium nitrate (UAN) fertilizer and most industrial and mining products, offset partially by higher tons shipped of ammonium nitrate (AN) fertilizer.

Shipments of UAN fertilizer were affected by high inventory levels in the distribution chain left over from last year, less than optimum weather conditions in the market areas we serve, and fewer acres of wheat planted than last year.  Lower shipments of industrial and mining products were due to generally lower demand for industrial products caused by the economic downturn.

LSB Industries, Inc. News Release                                                                                                                                          Page 3
May 11, 2009

The gross margin of the Chemical Business was 23%, up from 17% in the same period last year.  Eliminating the items discussed above that impacted gross profit (gross profit in excess of current market prices, effects of natural gas and ammonia hedge contracts and recovery of precious metals) from both periods, the gross profit percentage increased in the first quarter of 2009 from the same period in 2008.

Segment operating income increased 4% from the same period in 2008.  Part of the period-over-period increase was due to the items discussed above partially offset by the start-up costs related to the Pryor Facility.  Without those items in both periods, our operating income would have decreased slightly.

During the first quarter 2009, we were able to maintain profitability, despite lower selling prices of the products we produce, because the primary raw material feedstocks we use also declined in price compared to the first quarter of 2008.

CEO’s Remarks:

Jack Golsen, LSB’s Board Chairman and CEO stated:  “LSB started the year on an especially strong note considering the economic conditions.  Both our Chemical and Climate Control businesses turned in very respectable numbers and they both are on track to achieve long-term growth.  We just signed an off-take agreement with Koch Nitrogen Company for substantially all of the UAN production at our Pryor, Oklahoma plant, and production at that facility is expected to start during third quarter, barring delays.  We also recently committed to construction on another 78,000 square foot addition to our ClimateMaster geothermal and water source heat pump manufacturing facility.  We are continuing to increase our sales and marketing efforts for those products.  We believe that the recently enacted federal tax credits for geothermal heat pumps will positively impact sales of those highly energy-efficient and green products.

“During the first quarter we continued to improve our balance sheet, by reducing long-term debt, and increasing cash and stockholders’ equity.  In addition to profit from our operations, we were able to purchase $5.7 million of our Debentures that are due in 2012 at a discount to face value.

“Although we had a great first quarter, we see recession related softening of the markets we serve.  Construction activity is down and we expect sales of our Climate Control Business products to be lower this year than in 2008, with the possible exception of our geothermal heat pumps.  Lower sales prices of our Chemical Business products will also continue to impact our revenues.  Despite this, we continue to invest in the areas that we believe have long-term strategic growth potential for LSB.”

LSB Industries, Inc. News Release                                                                                                                                          Page 4
May 11, 2009

Conference Call
LSB’s management will host a conference call covering the first quarter results on Monday, May 11, 2009 at 5:15 pm EDT/4:15 pm CDT to discuss these results and recent corporate developments.  Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 706-679-3079.  Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.  We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.
LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, production at the new Pryor Chemical facility is expected to start during the third quarter; increase our sales and marketing efforts for our ClimateMaster geothermal and water source heat pump products; positive effects on our sales of geothermal heat pumps due to recently enacted federal tax credits for these products; effect of the recession on markets we serve; sales of our Climate Control products to be lower this year than in 2008, with certain possible exceptions; lower sales prices of our Chemical products will also continue to impact our revenues; and investments in areas that have long-term growth potential.  Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the Pryor facility in a timely manner, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2008 and Form 10-Q for quarter ended March 31, 2009 for a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter.

# # #
See Accompanying Tables

LSB Industries, Inc. News Release                                                                                                                                          Page 5
May 11, 2009

LSB Industries, Inc.
Unaudited Financial Highlights
Three Months Ended March 31, 2009 and 2008
(unaudited)

2009	2008
	(In Thousands, Except Per Share Amounts)
Net sales	$150,197	$160,455
Cost of sales	109,469	122,698
Gross profit	40,728	37,757

Selling, general and administrative expense	21,375	18,764
Provisions for losses on accounts receivable	52	90
Other expense	43	181
Other income	(162)	(610)
Operating income	19,420	19,332
Interest expense	1,911	2,454
Gain on extinguishment of debt	(1,322)	-
Non-operating other income, net	(23)	(517)
Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	18,854	17,395
Provisions for income taxes	7,349	6,720
Equity in earnings of affiliate	(240)	(232)
Income from continuing operations	11,745	10,907

Net loss from discontinued operations	2	-
Net income	11,743	10,907

Dividends on preferred stock	306	306
Net income applicable to common stock	$11,437	$10,601

Weighted average common shares:
Basic	21,110	21,057

Diluted	23,671	24,992

Income per common share:
Basic:	$.54	$.50

Diluted:	$.51	$.46

(See accompanying notes)

LSB Industries, Inc. News Release                                                                                                                                          Page 6
May 11, 2009

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
 Three Months Ended March 31, 2009 and 2008

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends.  Basic income per common share is based upon net income applicable to common stock and the weighted average number of common shares outstanding during each period.  Diluted income per share is based on net income applicable to common stock plus preferred stock dividends on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted average number of common shares and dilutive common equivalent shares outstanding and the assumed conversion of dilutive convertible securities outstanding.

Note 2:
During the first quarter of 2009, we acquired $5.7 million aggregate principal amount of our 2007 Debentures for $4.2 million and recognized a gain on extinguishment of debt of $1.3 million, after expensing $0.2 million of the unamortized debt issuance costs associated with the 2007 Debentures acquired.

Note 3	Information about the Company’s operations in different industry segments for the three months ended March 31, 2009 and 2008 is detailed on the following page.

LSB Industries, Inc. News Release                                                                                                                                          Page 7
May 11, 2009
LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights (Continued)
Three Months Ended March 31, 2009 and 2008

Three Months Ended March 31,
2009	2008
(In Thousands)
Net sales:
Climate Control	$72,048	$66,323
Chemical	74,478	91,330
Other	3,671	2,802
	$150,197	$160,455

Gross profit (1):
Climate Control (2)	$22,428	$21,522
Chemical (3)	17,148	15,353
Other	1,152	882
	$40,728	$37,757

Operating income (4):
Climate Control (2)	$8,978	$9,327
Chemical (3) (5)	12,638	12,125
General corporate expenses and other business operations, net	(2,196)	(2,120)
	19,420	19,332
Interest expense	(1,911)	(2,454)
Gain on extinguishment of debt Non-operating other income, net:	1,322	-
Climate Control	-	1
Chemical	3	4
Corporate and other business operations	20	512
Provisions for income taxes	(7,349)	(6,720)
Equity in earnings of affiliate-Climate Control	240	232
Income from continuing operations	$11,745	$10,907

(1)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)
     During the first quarters of 2009 and 2008, we recognized gains totaling $463,000 and $2,575,000, respectively, on our exchange-traded futures contracts for copper. These gains contributed to an increase in gross profit and operating income.

(3)
      As the result of entering into sales commitments with higher firm sales prices during 2008, we recognized sales with a  gross profit of $2,500,000 higher than our comparable product sales made at lower market prices available during the first quarter of 2009.  In addition, we recognized recoveries of precious metals totaling $2,213,000. These transactions contributed to an increase in gross profit and operating income for the first quarter of 2009.  During the first quarter of 2009, we recognized losses totaling $1,619,000 on our futures/forward contracts for natural gas and ammonia compared to gains totaling $621,000 during the first quarter of 2008. These losses contributed to a decrease (gains contributed to an increase) in gross profit and operating income for each respective period.

(4)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions which include resource allocations and performance evaluations. Operating income by industry segment represents gross profit by industry segment less selling, general and administration expense (“SG&A”) incurred by each industry segment plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

(5)
During the first quarters of 2009 and 2008, we incurred expense of $1,996,000 and $421,000, respectively, associated with our idle chemical facility located in Pryor, Oklahoma that we are in the process of activating.

LSB Industries, Inc. News Release                                                                                                                                          Page 8
May 11, 2009

LSB Industries, Inc.
Consolidated Balance Sheets
(unaudited)

	March 31, 2009	December 31, 2008
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$52,308	$46,204
Restricted cash	745	893
Accounts receivable, net	75,856	78,846
Inventories:
Finished goods	32,041	30,679
Work in process	2,465	2,954
Raw materials	20,494	27,177
Total inventories	55,000	60,810
Supplies, prepaid items and other:
Prepaid insurance	2,456	3,373
Precious metals	15,592	14,691
Supplies	4,492	4,301
Other	2,203	1,378
Total supplies, prepaid items and other	24,743	23,743
Deferred income taxes	10,273	11,417
Total current assets	218,925	221,913

Property, plant and equipment, net	105,946	104,292

Other assets:
Debt issuance costs, net	2,229	2,607
Investment in affiliate	3,693	3,628
Goodwill	1,724	1,724
Other, net	1,712	1,603
Total other assets	9,358	9,562
	$334,229	$335,767

(Continued on following page)

LSB Industries, Inc. News Release                                                                                                                                          Page 9
May 11, 2009

LSB Industries, Inc.
Consolidated Balance Sheets
(unaudited)
	March 31, 2009	December 31, 2008
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,664	$43,014
Short-term financing and drafts payable	1,340	2,228
Accrued and other liabilities	39,111	39,236
Current portion of long-term debt	1,980	1,560
Total current liabilities	76,095	86,038

Long-term debt	98,681	103,600

Noncurrent accrued and other liabilities	10,300	9,631

Deferred income taxes	7,260	6,454

Contingencies

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 24,958,330 shares issued	2,496	2,496
Capital in excess of par value	127,677	127,337
Accumulated other comprehensive loss	(48)	(120)
Retained earnings	31,241	19,804
	164,366	152,517
Less treasury stock at cost:
Common stock, 3,848,518 shares	22,473	22,473
Total stockholders' equity	141,893	130,044
	$334,229	$335,767